Exhibit 4.1

KANSAS GAS AND ELECTRIC COMPANY

BOND PURCHASE AGREEMENT

Dated as of May 15, 2008

$50,000,000 First Mortgage Bonds

6.15% Series A Due May 15, 2023

$100,000,000 First Mortgage Bonds

6.64% Series B Due May 15, 2038

(Not a part of the Agreement)

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Section		Page
Section 15.2.	Severability	20
Section 15.3.	Construction	20
Section 15.4.	Counterparts	20
Section 15.5.	Governing Law	21

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ATTACHMENTS TO BOND PURCHASE AGREEMENT:

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Documents

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.7	—	Governmental Authorizations

SCHEDULE 5.8	—	Litigation

SCHEDULE 5.15(a)	—	Existing Indebtedness

SCHEDULE 5.15(b)	—	Future Liens

SCHEDULE 5.15(c)	—	Amendments to Indenture

EXHIBIT A	—	Form of Supplemental Indenture

EXHIBIT 4.4(a)	—	Form of Opinion of General Counsel of the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

KANSAS GAS AND ELECTRIC COMPANY

120 East First Street

Wichita, Kansas 67202

$50,000,000 First Mortgage Bonds, 6.15% Series A Due May 15, 2023

$100,000,000 First Mortgage Bonds, 6.64% Series B Due May 15, 2038

Dated as of May 15, 2008

To the Purchasers listed in

  the attached Schedule A:

Ladies and Gentlemen:

KANSAS GAS AND ELECTRIC COMPANY, a Kansas corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the ‘Purchasers”) to this Bond Purchase Agreement (this “Agreement”) as follows:

SECTION 1. AUTHORIZATION OF BONDS.

Section 1.1. Authorization of the Bonds. The Company has authorized the issue and sale of $150,000,000 aggregate principal amount of its First Mortgage Bonds consisting of (a) $50,000,000 aggregate principal amount of its First Mortgage Bonds, 6.15% Series A Due May 15, 2023 (the “Series A Bonds”) and (b) $100,000,000 aggregate principal amount of its First Mortgage Bonds, 6.64% Series B Due May 15, 2038 (the “Series B Bonds”). The Series A Bonds and the Series B Bonds are herein collectively referred to as the “Bonds”. The term “Bonds” shall include any such bonds issued in substitution therefor pursuant to the terms and provisions of the Supplemental Indenture (as hereinafter defined) and the Indenture (as hereinafter defined). The Series A Bonds and the Series B Bonds shall be substantially in the form set out in the Supplemental Indenture, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule B to this Agreement; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Description of the Bonds.

(a) The Series A Bonds shall be dated the date of issue, shall bear interest on the unpaid principal balance thereof from the date of issuance at the rate of 6.15% per annum and shall have such other characteristics as set forth in the Supplemental Indenture.

(b) The Series B Bonds shall be dated the date of issue, shall bear interest on the unpaid principal balance thereof from the date of issuance at the rate of 6.64% per annum and shall have such other characteristics as set forth in the Supplemental Indenture.

SECTION 2. SALE AND PURCHASE OF BONDS; SECURITY.

Section 2.1. Sale and Purchase of the Bonds. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any obligation or any liability to any Person for the performance or non-performance of any other Purchaser hereunder.

Section 2.2. Security for the Bonds. The Bonds are to be issued under and in accordance with a Supplemental Indenture dated on or about May 15, 2008 (the “Supplemental Indenture”) between the Company and The Bank of New York Trust Company, N.A., a national banking association, as successor corporate trustee to Guaranty Trust Company of New York (together with any successors and assigns in such capacity, the “Corporate Trustee”) and Judith L. Bartolini, an individual, in her capacity as successor individual trustee (together with any successors and assigns in such capacity, the “Individual Trustee” and, together with the Corporate Trustee, the “Trustees”), which shall be substantially in the form attached hereto as Exhibit A. The Supplemental Indenture is a supplement to the Mortgage and Deed of Trust dated as of April 1, 1940 between the Company (as successor by merger to Kansas Gas and Electric Company, a West Virginia corporation) and the Corporate Trustee, as the successor corporate trustee thereunder, and the Individual Trustee, as the successor individual trustee thereunder, as heretofore amended and supplemented by fifty supplemental indentures thereto (the “Indenture”; and the Indenture as amended and supplemented by the Supplemental Indenture, the “Amended Indenture”). The payment of all amounts due with respect to the Bonds will be secured by the collateral granted under, and will have the benefits of, the Amended Indenture.

SECTION 3. CLOSING.

The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 900 Third Avenue, 23rd Floor, New York, New York 10022, at 10:00 a.m., New York time, at a closing (the “Closing”) on May 15, 2008 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing, the Company shall cause to be duly executed, authenticated and delivered to each Purchaser the Bonds of each series to be purchased by such Purchaser in the form of a single Bond of such series (or such greater number of Bonds of such series in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the bank account of the Company specified in the funding instructions letter provided pursuant to Section 4.15. If at the Closing the Company shall fail to tender such Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Bond Documents to which it is party shall be correct in all material respects (except for such representations and warranties that are qualified by materiality which representations and warranties shall be correct in all respects) when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and each other Bond Document to which it is party required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, Section 4.2, Section 4.9, the second sentence of Section 4.10 and Section 4.16 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds, this Agreement and the other Bond Documents to which it is party.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Larry D. Irick, Esq., Vice President, General Counsel and Corporate Secretary of Westar Energy, substantially in the form set forth in Exhibit 4.4(a), (b) from Davis Polk & Wardwell, special counsel for the Company, substantially in the form set forth in Exhibit 4.4(b) (and the Company hereby instructs such special counsel to deliver such opinion to the Purchasers) and (c) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c).

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of the Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of this Agreement. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Bonds. On the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Bonds to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 9.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.4(c), to the extent not theretofore paid by the Company on or prior to the date of this Agreement, and reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Bonds.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Supplemental Indenture. The Supplemental Indenture shall have been duly authorized, executed and delivered by the Company and the Trustees and shall constitute the legal, valid and binding contract and agreement of each such Person. All instruments, certificates, opinions and other documents required under the Supplemental Indenture and the Indenture in connection with the execution, delivery and performance of the Bonds shall have been duly authorized, executed and delivered and all conditions precedent set forth in the Indenture with respect to the consummation of the Supplemental Indenture shall have been satisfied.

Section 4.11. Execution, Authentication and Delivery of Bonds. The Bonds to be purchased by such Purchaser shall have been duly authorized, executed and delivered by the Company and duly authenticated and delivered by the Corporate Trustee to the Corporate Trustee, in each case, pursuant to the terms of the Amended Indenture and in accordance with applicable law.

Section 4.12. Indenture Recording and Filing. The Indenture and the Amended Indenture shall have been duly recorded as an indenture on real property and duly filed, recorded or indexed as a security interest in personal property so as to constitute a valid, perfected first Lien on all of the Company’s property covered by the Indenture and the Amended Indenture, all in accordance with applicable law, and the Company shall have caused satisfactory evidence thereof to be furnished to such Purchasers and special counsel to the Purchasers.

Section 4.13. Perfection of Liens on Mortgaged and Pledged Property. All actions necessary to register, record and perfect the Liens in and to the Mortgaged and Pledged Property in favor of the Trustees, for the equal and ratable benefit of the holders of the Bonds and the holders of the other bonds then outstanding under the Indenture, to be granted on or prior to the date of Closing (including, without limitation, the filing of all appropriate financing statements, the registration of all Security Documents where necessary, the recording of all appropriate documents with public officials and the payment of all fees and taxes in relation thereto) shall have been taken in accordance with the provisions of the Security Documents.

Section 4.14. Approvals, Etc. The Company shall have furnished to such Purchaser and special counsel to the Purchasers true and correct copies of all certificates, approvals, authorizations, consents, recordings and filings necessary for the execution, delivery or performance by the Company of this Agreement, the Bonds, the Supplemental Indenture and the other Bond Documents including, without limitation, (a) the consents and approvals referred to in Section 5.7 and in the Indenture, if any, and (b) such recordings and filings as may be necessary to create and maintain a valid, perfected first Lien on all of the Company’s property covered by the Bond Documents to secure all of the Company’s obligations under the Bond Documents, all in accordance with applicable law.

Section 4.15. Funding Instructions. At least three Business Days prior to the date of the Closing, such Purchaser shall have received written instructions executed by a Responsible Officer of the Company on letterhead of the Company directing the manner of the payment of the purchase price of the Bonds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Bonds is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.16. No Event of Default. No Event of Default shall have occurred and be continuing.

Section 4.17. Ratings. The rating assigned by any nationally recognized statistical rating organization to any first mortgage bonds of the Company as of the day of Closing shall not have been lowered since the date of this Agreement, and no such agency shall have announced that it has placed any of such debt securities on what is commonly termed a “watch list” for possible downgrading.

Section 4.18. Proceedings and Documents. All corporate, trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents, and any such certificate of a Responsible Officer of the Company as to the matters contemplated herein, as such Purchaser or special counsel to the Purchasers may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas with full corporate power and authority to carry on the electric utility business in which it is engaged, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of, or the leasing of, property requires such qualification except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Company (a “Material Adverse Effect”). The Company has the corporate power and authority to execute and deliver this Agreement, the Bonds and the other Bond Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms except that the enforcement hereof may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (c) any indemnification or contribution provision that may be contrary to or inconsistent with public policy (collectively, the “Enforceability Limitations”). The Indenture and the Supplemental Indenture have been duly and validly authorized, the Indenture has been duly executed and delivered, duly qualified under the Trust Indenture Act of 1939, as amended, and, assuming due authorization, execution and delivery thereof by the Trustees, constitutes, and the Supplemental Indenture when duly executed and delivered and, assuming due authorization, execution and delivery thereof by the Trustees, shall constitute, a legal, valid and binding instrument enforceable against the Company in accordance with its terms, subject to the Enforcement Limitations. The Bonds have been duly authorized and, when executed and authenticated in accordance with the provisions of the Amended Indenture and delivered to and paid for by the Purchasers pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the Lien of and the benefits provided by the Amended Indenture, subject to the Enforceability Limitations.

Section 5.3. Disclosure. The Company, through its agents, Barclays Capital Inc. and BNP Paribas Securities Corp., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated April 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the other Bond Documents, the Memorandum (other than statistical data and industry information derived from third-party sources) and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the other Bond Documents, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to May 1, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Without undertaking to independently verify statistical data and industry information derived from third-party sources and included in the Memorandum, the Company believes such statistical data and industry information to be accurate in all material respects. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the business, properties or financial condition of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Subsidiaries. The Company does not have any Subsidiaries.

Section 5.5. Financial Statements. The financial statements and schedules of the Company listed on Schedule 5.5 present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

Section 5.6. Compliance with Laws, Other Instruments, Etc. Neither the execution and delivery of this Agreement, the issue and sale of the Bonds, nor the performance by the Company of its obligations hereunder or under the other Bond Documents will conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of the Company pursuant to: (a) the charter or by-laws of the Company; (b) the terms of any indenture (including the Indenture), contract, lease, mortgage, deed of trust, note agreement, loan agreement or other material agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the case of clauses (a) and (c) above, for any default or violation that would not have a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc. No consent, approval, authorization, filing with or order of (a) the KCC or (b) to the knowledge of the Company, any court or governmental agency or body is required in connection with the transactions contemplated herein, other than as set forth on Schedule 5.7. On the date of the Closing, each item listed on Schedule 5.7 shall have been duly obtained, will be final and in full force and effect and will not be subject to appeal or any condition which has not been satisfied.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as set forth on Schedule 5.8, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the knowledge of the Company, threatened that (1) could reasonably be expected to have a material adverse effect on the performance of this Agreement or any of the other Bond Documents, or the consummation of any of the transactions contemplated hereby or thereby or (2) could reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in violation or default of (1) any provision of its charter or by-laws, (2) the terms of any indenture (including, without limitation, the Indenture), contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject or (3) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except, in the cases of (2) and (3), for violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and to the knowledge of the Company has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10. Title to Property; Mortgaged and Pledged Property. (a) The Company owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, except where the failure to own or lease such properties would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has good and sufficient title to, or a satisfactory easement in, all the real property, and has good and sufficient title to all the personal property described in the Indenture or to be described in the Amended Indenture as owned by it and subject to the Lien of the Indenture and the Amended Indenture, as the case may be, except any which may have been released from the Lien thereof pursuant to the provisions thereof, subject only to (1) minor leases and Liens of judgments not prior to the Lien of the Indenture and the Amended Indenture, as the case may be, which do not interfere with the Company’s business, (2) minor defects, irregularities and deficiencies in titles of properties and rights-of-way which do not materially impair the use of such property and rights-of-way for the purposes for which they are held by the Company and (3) other permitted Liens as defined in the Indenture and the Amended Indenture, as the case may be; subject only as set forth above in this clause, the Indenture constitutes, and the Amended Indenture will constitute, a valid, direct first mortgage Lien upon said properties and upon all franchises owned by the Company, which properties and franchises include all the physical properties and franchises of the Company (other than classes of property expressly excepted in the Indenture and the Amended Indenture, as the case may be); all physical properties and franchises (other than classes of property expressly excepted in the Indenture and the Amended Indenture, as the case may be, as aforesaid) thereafter acquired by the Company will, upon such acquisition, become subject to the Lien thereof, subject, however, to Liens permitted thereby and to any Liens existing or placed upon such properties at the time of the acquisition thereof by the Company; and the descriptions of all such properties and assets contained in the granting clauses of the Indenture are, and the description of such properties and assets contained in the granting clauses of the Amended Indenture will be, correct and adequate for the purposes of the Indenture and the Amended Indenture, as the case may be.

Section 5.11. Licenses, Permits, Etc. The Company possesses valid franchises, certificates of convenience and authority, licenses and permits authorizing it to carry on the electric utility business in which it is engaged, and the Company has not received any notice of proceedings relating to the revocation or modification of any such franchise, certificate of convenience and authority, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

Section 5.12. ERISA.

(a) Neither the Company nor any predecessor thereof sponsors, maintains or contributes to, or has since March 1, 1995 sponsored, maintained or contributed to any Employee Plan subject to ERISA.

(b) Each ERISA Affiliate has operated and administered each Employee Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. No ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code or Section 4068 of ERISA, other than such liabilities or Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) No ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, would have a Material Adverse Effect.

(d) The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder and under the Amended Indenture will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.5 as to the sources of the funds to be used to pay the purchase price of the Bonds to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds or any securities that would be integrated with the Bonds for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds to repay indebtedness of Westar Energy which is guaranteed by the Company and for other general corporate purposes of the Company including, but not limited to, funding operations and acquiring capital equipment. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15(a) sets forth a complete and correct list of all outstanding Indebtedness of the Company as of March 31, 2008. The Company is not in default and no waiver of default is currently in effect in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15(b), the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Amended Indenture.

(c) Except pursuant to supplemental indentures listed on Schedule 5.15(c), the Indenture has not been amended, supplemented or otherwise modified.

Section 5.16. Foreign Assets Control Regulations, Etc. Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any Subsidiary (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Company is in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from the sale of the Bonds hereunder and under the Supplemental Indenture will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.17. Status under Certain Statutes. The Company is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Section 5.14 will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. The Company is a public utility company in the State of Kansas and is subject to regulation as a public utility company in the State of Kansas.

Section 5.18. Environmental Matters. Except as disclosed in Westar Energy’s Annual Report on Form 10-K for the year ended December 31, 2007, to the Company’s knowledge, the Company is (a) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received and are in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses and (c) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in each case where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.19. Labor Disputes. No labor problem or dispute with the employees of the Company exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that would reasonably be expected to have a Material Adverse Effect.

Section 5.20. Perfection of Liens. The Indenture has been duly recorded and filed, and, on the date of the Closing, the Amended Indenture will have been duly recorded and filed, in each place in which such recording or filing is required to protect and preserve the Lien of the Indenture and the Amended Indenture, as the case may be, and all taxes and recording or filing fees required to be paid in connection with the execution, recording or filing of the Indenture and Amended Indenture have been or will have been duly paid, as the case may be.

SECTION 6. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser represents that it is an institutional “accredited investor” (as such term is defined under Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) and that such Purchaser is purchasing the Bonds for its own account or for the account of another Institutional Investor and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such other Institutional Investor’s property shall at all times be within such Person’s control. Each Purchaser understands that the sale of the Bonds is being made by the Company in reliance on a private placement exemption from registration under the Securities Act and the Bonds may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds under the Securities Act or to list the Bonds on any national securities exchange.

Section 6.2. Additional Representations of the Purchasers. Each Purchaser further represents that it (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Bonds, (b) has conducted its own investigation of the Company and the terms of the Bonds, (c) has had access to Westar Energy’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Bonds, (d) has been offered the opportunity to ask questions of the Company and received answers thereto, all as such Purchaser deems necessary in connection with its decision to purchase the Bonds and (e) has the ability to bear the economic risks of such Purchaser’s prospective investment and can afford the complete loss of such investment.

Section 6.3. Legend. Each Purchaser understands that the Bonds will bear a legend substantially to the following effect:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

Section 6.4. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.4, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 6.5. Acknowledgment. Each Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations and agreements. If any Purchaser is acquiring Bonds as a fiduciary or agent for one or more investor accounts, such Purchaser represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing representations and agreements on behalf of such account.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of

(1) a balance sheet of the Company as at the end of such quarter, and

(2) statements of income, changes in shareholders’ equity and cash flows of the Company, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and the results of its operations and cash flows, subject to changes resulting from year-end adjustments, provided, in the event the Company becomes a “reporting issuer” under the Exchange Act, that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Quarterly Report on Form 10-Q if it shall have timely made such Quarterly Report on Form 10-Q available on “EDGAR” (such availability thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 105 days after the end of each fiscal year of the Company, copies of

(1) a balance sheet of the Company as at the end of such year, and

(2) statements of income, changes in shareholders’ equity and cash flows of the Company for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted accounting standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, in the event the Company becomes a “reporting issuer” under the Exchange Act, that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Annual Report on Form 10-K and annual report if it shall have timely made Electronic Delivery thereof; and

(c) Requested Information — with reasonable promptness, such other data and information relating to the financial condition of the Company or the ability of the Company to perform its obligations hereunder, under the Bonds and under the other Bond Documents as any such holder of Bonds may from time to time reasonably request or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of Bonds.

If the Company shall have one or more Subsidiaries during any fiscal period for which financial statements are being delivered pursuant to sub-paragraphs (a) or (b) of this Section 7.1, each of the financial statements described in such sub-paragraphs shall be deemed to refer to the consolidated financial statements of the Company and such Subsidiaries.

Section 7.2. Financial Information of Westar Energy. If at any time while any Bonds are outstanding (a) Westar Energy shall not be a “reporting issuer” under the Exchange Act, (b) no series of first mortgage bonds or any other debt securities of the Company are then rated by a nationally recognized statistical ratings organization and (c) Westar Energy is an Affiliate of the Company, then, within the respective periods provided in Section 7.1(a) and (b) above, the Company shall deliver or cause to be delivered to each holder of Bonds that is an Institutional Investor, financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) of Westar Energy.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than two times during any 12-month period, to visit, during normal business hours, the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company and upon reasonable prior notice to the Company, to visit and inspect, during normal business hours, any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all as often as may be requested.

SECTION 8. PAYMENT OF BONDS.

Section 8.1. Place of Payments. Subject to Section 8.2, payments of principal of, and premium, if any, and interest becoming due and payable on, the Bonds shall be made in accordance with the terms and provisions of the Supplemental Indenture and the Indenture.

Section 8.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Bond, and notwithstanding anything contained in Section 8.1 or any other Bond Document to the contrary, the Company will (or will cause its agent to) pay all sums becoming due with respect to such Bond (including, without limitation, for principal, premium, if any, and interest) by the method and at the address specified for such purpose for such Purchaser in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Bond, such Purchaser shall surrender such Bond for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or to the Corporate Trustee at its principal corporate trust office. Prior to any sale or other disposition of any Bond held by any Purchaser or its nominee such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Bond to the Company or the Corporate Trustee in exchange for a new Bond or Bonds of the same series pursuant to the terms of the Indenture. The Company will afford the benefits of this Section 8.2 to any Institutional Investor that is the direct or indirect transferee of any Bond purchased by any Purchaser under the Supplemental Indenture and this Agreement and has made the same agreement relating to such Bond as such Purchaser has made in this Section 8.2.

SECTION 9. EXPENSES, ETC.

Section 9.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, one local or other counsel, but excluding the allocated overhead of any internal counsel) incurred by each Purchaser and each other holder of Bonds in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or any other Bond Document (whether or not such amendment, waiver or consent becomes effective). Notwithstanding the foregoing, in connection with the Closing, the Company will be required only to pay the attorneys’ fees of a single special counsel acting for all Purchasers. The Company will pay, and will save each Purchaser and each other holder of Bonds harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by such Person in connection with its purchase of the Bonds). The Company agrees to save harmless and indemnify each Purchaser and each other holder of Bonds from and against any liability resulting from the failure to reimburse such Person for any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by such Person in connection with this Agreement which are required by the terms of this Agreement to be paid or reimbursed by the Company.

Section 9.2. Survival. The obligations of the Company under this Section 9 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Bonds or any other Bond Document, and the termination of this Agreement.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Bonds and the other Bond Documents, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of Bonds, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of Bonds. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or the other Bond Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Bonds and the other Bond Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 11. AMENDMENT AND WAIVER.

Section 11.1. Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to any holder of Bonds unless consented to by such holder in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Bond at the time outstanding affected thereby amend any of Sections 11 or 14.

Section 11.2. Solicitation of Holders of Bonds.

(a) Solicitation. The Company will provide each holder of Bonds (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Bond Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 11 to each holder of outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Bonds.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Bonds as consideration for or as an inducement to the entering into by any holder of Bonds of any waiver or amendment of any of the terms and provisions hereof or of the Supplemental Indenture unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Bonds then outstanding even if such holder did not consent to such waiver or amendment.

Section 11.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 11 applies equally to all holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Bond nor any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 11.4. Bonds Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Bonds, or have directed the taking of any action provided herein or in the Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 12. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications on Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

(2) if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing, or

(3) if to the Company, to the Company to the attention of Larry D. Irick, General Counsel, c/o Westar Energy, Inc., 818 South Kansas Avenue, Topeka, KS 66612 1203, with a copy to Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, Attention: Daniel G. Kelly, Jr. or at such other address as the Company shall have specified to the holder of each Bond in writing.

Notices under this Section 12 will be deemed given only when actually received.

SECTION 13. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Bonds themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of Bonds, may be reproduced by any Person who is a party to or recipient of any such document by any photographic, photostatic, electronic, digital or other similar process and such Person may destroy any original document so reproduced. The Company and each Purchaser agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Person in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13 shall not prohibit the Company, any Purchaser or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 14. CONFIDENTIAL INFORMATION.

For the purposes of this Section 14, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser that are otherwise publicly available. Each Purchaser agrees to maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to it, provided that such Purchaser may deliver or disclose Confidential Information to (1) such Purchaser’s, directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Bonds), (2) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14, (3) any other holder of any Bond, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14), (5) any federal or state regulatory authority having jurisdiction over such Purchaser, (6) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (7) any other Person to which such delivery or disclosure may be necessary (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process (provided that, subject to clause (iv) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure), (iii) in connection with any litigation to which such Purchaser is a party (provided that, subject to clause (iv) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Bonds, this Agreement or any other Bond Document. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 14.

SECTION 15. MISCELLANEOUS.

Section 15.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 15.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 15.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 15.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The execution hereof by the Purchasers shall constitute a contract among and us for the uses and purposes hereinabove set forth.

Very truly yours,

KANSAS GAS AND ELECTRIC COMPANY

By:	/s/ Mark A. Ruelle
Name:	Mark A. Ruelle
Title:	Vice President and Treasurer

This Agreement is hereby accepted and agreed to as of the date hereof.

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ John C.S. Anderson
Name:	John C.S. Anderson
Title:	Senior Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ John C.S. Anderson
Name:	John C.S. Anderson
Title:	Managing Director

This Agreement is hereby accepted and agreed to as of the date hereof.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS USA INSURANCE COMPANY, by Metropolitan Life Insurance Company, its Investment Manager

METLIFE INSURANCE COMPANY OF CONNECTICUT, by Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ John A. Willis
Name:	John A. Willis
Title:	Director

This Agreement is hereby accepted and agreed to as of the date hereof.

UNUM LIFE INSURANCE COMPANY OF AMERICA
By:	Provident Investment Management, LLC
Its:	Agent

By:	/s/ Ben Vance
Name:	Ben Vance
Title:	Vice President

This Agreement is hereby accepted and agreed to as of the date hereof.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Alan D. Onstad
Name:	Alan D. Onstad
Title:	Senior Director

This Agreement is hereby accepted and agreed to as of the date hereof.

MONY LIFE INSURANCE COMPANY

By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

This Agreement is hereby accepted and agreed to as of the date hereof.

AMERICAN INVESTORS LIFE INSURANCE COMPANY
By:	Aviva Capital Management, Inc.,
its authorized attorney-in-fact

By:	/s/ Roger D. Fors
Name:	Roger D. Fors
Title:	VP – Private Placements

This Agreement is hereby accepted and agreed to as of the date hereof.

COBANK, ACB

By:	/s/ Brent R. Knight
Name:	Brent R. Knight
Title:	Vice President

This Agreement is hereby accepted and agreed to as of the date hereof.

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Senior Vice President

This Agreement is hereby accepted and agreed to as of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ James C. Fifield
Its:	Assistant General Counsel

By:	/s/ Christopher J. Henderson
Its:	Vice President and Associate General Counsel

This Agreement is hereby accepted and agreed to as of the date hereof.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ James G. Lowery
Name:	James G. Lowery
Title:	Assistant Vice President Investments

By:	/s/ Eve Hampton
Name:	Eve Hampton
Title:	Vice President Investments

This Agreement is hereby accepted and agreed to as of the date hereof.

COTTON STATES LIFE INSURANCE

By:	/s/ John Jacobs
Name:	John Jacobs
Title:	Director – Fixed Income

COUNTRY LIFE INSURANCE COMPANY

By:	/s/ John Jacobs
Name:	John Jacobs
Title:	Director – Fixed Income

This Agreement is hereby accepted and agreed to as of the date hereof.

THE STATE LIFE INSURANCE COMPANY

By:	American United Life Insurance Company,
its agent

By:	/s/ Kent R. Adams
Name:	Kent R. Adams
Title:	V.P. Fixed Income Securities

INFORMATION RELATING TO PURCHASERS

SCHEDULE A

(to Bond Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” shall mean, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any entity of which such first Person beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Amended Indenture” is defined in Section 2.2.

“Bond Documents” shall mean this Agreement, the Bonds, the Supplemental Indenture, the Indenture, the Security Documents and all other instruments, certificates, documents and other writings now or hereafter executed and delivered by the Company pursuant to or in connection with any of the foregoing.

“Bonds” is defined in Section 1.1.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Topeka, Kansas or New York, New York are required or authorized to be closed.

“Capitalized Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” shall mean Kansas Gas and Electric Company, an Kansas corporation.

“Confidential Information” is defined in Section 14.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

SCHEDULE B

(to Bond Purchase Agreement)

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Employee Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract, plan arrangement or policy or any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company.

“Enforceability Limitations” is defined in Section 5.2.

“Environmental Laws” is defined in Section 5.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” shall mean the occurrence of any one or more of the following: (a) any breach of the terms hereof by the Company, (b) any “Default” (if any) set forth in the Supplemental Indenture or (c) any “Default” as such term is defined in the Indenture.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantee” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Holder” shall mean a “bondholder” as such term is used in the Indenture.

“Indebtedness” with respect to any Person shall mean, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), excluding, however, any Lien with respect to property owned by another with respect to which property such Person possesses only a leasehold interest or an easement, right-of-way, license, permit or other similar right of occupancy or use;

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(f) any Guarantee of such Person with respect to liabilities of a type described in clauses (a) through (e) hereof.

“Indenture” is defined in Section 2.2.

“INHAM Exemption” is defined in Section 6.4(e).

“Institutional Investor” shall mean (a) any Purchaser of a Bond, (b) any holder of a Bond holding (together with one or more of its affiliates) more than $15,000,000 in aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Bond referred to in clause (a), (b) or (c) above.

“KCC” shall mean the Kansas Corporation Commission.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material Adverse Effect” is defined in Section 5.1.

“Memorandum” is defined in Section 5.3.

“Mortgaged and Pledged Property” shall have the meaning given to such term in the Indenture.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.4(a).

“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.4(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QIB” shall mean a qualified institutional investor (as that term is defined under Rule 144A promulgated under the Securities Act).

“QPAM Exemption” is defined in Section 6.4(d).

“Related Fund” shall mean, with respect to any holder of any Bond, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” shall mean, collectively, any and all security documents and all financing statements, assignments, pledges, Lien entry forms, notices, documents and other writings executed and delivered from time to time in favor of the Trustees, for the equal and ratable benefit of the Holders in order to secure the obligations of the Company under and in respect of outstanding Bonds and any and all amendments, supplements and other modifications thereto.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series A Bonds” is defined in Section 1.1.

“Series B Bonds” is defined in Section 1.1.

“Source” is defined in Section 6.4.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if an interest of more than 50% in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Supplemental Indenture” is defined in Section 2.2.

“Westar Energy” shall mean Westar Energy, Inc., a Kansas corporation.

FINANCIAL STATEMENTS

1. Financial Statements of the Company for the Years Ended December 31, 2007, 2006 and 2005.

SCHEDULE 5.5

(to Bond Purchase Agreement)

GOVERNMENTAL AUTHORIZATIONS

1. Order Granting Application issued by the Kansas Corporation Commission and dated March 24, 2008 in Docket No. 08-KG&E-829-SEC.

SCHEDULE 5.7

(to Bond Purchase Agreement)

LITIGATION

Under Section 114(a) of the Clean Air Act (Section 114), the EPA is conducting investigations nationwide to determine whether modifications at coal-fired power plants are subject to the New Source Review permitting program or New Source Performance Standards. These investigations focus on whether projects at coal-fired plants were routine maintenance or whether the projects were substantial modifications that could reasonably have been expected to result in a significant net increase in emissions. The New Source Review program requires companies to obtain permits and, if necessary, install control equipment to address emissions when making a major modification or a change in operation if either is expected to cause a significant net increase in emissions.

The EPA requested information from Westar Energy under Section 114 regarding projects and maintenance activities that have been conducted since 1980 at three coal-fired plants operated by the companies. On January 22, 2004, the EPA notified Westar Energy that certain projects completed at Jeffrey Energy Center violated certain permitting requirements of the New Source Review program.

Westar Energy has been in discussions with the EPA and the Department of Justice (DOJ) concerning this matter in an attempt to reach a settlement. The Company expects that any settlement could require Westar Energy and the Company to update or install emissions controls at Jeffrey Energy Center. Additionally, the companies might be required to update or install emissions controls at their other coal-fired plants, pay fines or penalties, or take other remedial action. If settlement discussions fail, the DOJ may consider whether to pursue an enforcement action against Westar Energy and the Company in Federal district court. The Company’s ultimate costs to resolve the NSR Investigation could be material. The Company believes that costs related to updating or installing emissions controls would qualify for recovery through the ECRR. If, however, a penalty is assessed against the Company, its share of the penalty could be material and may not be recovered in rates. The Company is not able to estimate the possible loss or range of loss at this time.

SCHEDULE 5.8

(to Bond Purchase Agreement)

EXISTING INDEBTEDNESS

A. Outstanding Company bonds as of March 31, 2008

Description	Amount Outstanding	Date of Offering	Date of Maturity	Interest Rate
First Mortgage Bonds

6.53% Series due 2037	$175,000,000	08/14/2007	12/15/2037	6.53%

Pollution Control Bonds

MATES Series due 2027	$21,940,000	04/28/1994	04/15/2027	5.530%
5.3% Series due 2031	$108,600,000	06/10/2004	06/01/2031	5.300%
5.3% Series due 2031	$18,900,000	06/10/2004	06/01/2031	5.300%
4.85% Series due 2031	$50,000,000	06/10/2006	06/01/2031	4.850%
Variable Rate Series due 2031	$50,000,000	06/10/2006	06/01/2031	4.730%
Variable Rate Series due 2031	$100,000,000	06/10/2004	06/01/2031	4.932%
MATES Series due 2032	$14,500,000	04/28/1994	04/15/2032	5.530%
MATES Series due 2032	$10,000,000	04/28/1994	04/15/2032	5.530%
5.10% Series due 2023	$13,462,500	03/01/1994	03/01/2023	5.100%

Revolver Guarantee Bonds
JPMorgan Chase Revolver—Collateral Bonds (1) (2)	$750,000,000	02/22/2008	03/17/2012	5.570%

(1)	Bonds issued pursuant to a certain Collateral and Guarantee Agreement dated February 22, 2008, by and among the Company, Westar Energy and the Collateral Agents thereto, in connection with that certain Third Amended and Restated Credit Agreement dated February 22, 2008, by and among Westar Energy (as Borrower), the several Lenders thereto, JPMorgan Chase Bank, N.A. (as Administrative Agent), Citibank, N.A. (as Syndicate Agent), and The Bank of New York, Union Bank of California, N.A. and Wachovia Bank, National Association (as Documentation Agents).
(2)	Of the $750 million in lender commitments secured by KGE bonds, $730 million will mature on March 17, 2012. The remaining $20 million of the commitments will mature on March 17, 2011.

SCHEDULE 5.15(a)

(to Bond Purchase Agreement)

FUTURE LIENS

None.

SCHEDULE 5.15(b)

(to Bond Purchase Agreement)

AMENDMENTS TO INDENTURE

Designation	Dated as of
First Supplemental Indenture	June 1, 1942
Second Supplemental Indenture	March 1, 1948
Third Supplemental Indenture	December 1, 1949
Fourth Supplemental Indenture	June 1, 1952
Fifth Supplemental Indenture	October 1, 1953
Sixth Supplemental Indenture	March 1, 1955
Seventh Supplemental Indenture	February 1, 1956
Eighth Supplemental Indenture	January 1, 1961
Ninth Supplemental Indenture	May 1, 1966
Tenth Supplemental Indenture	March 1, 1970
Eleventh Supplemental Indenture	May 1, 1971
Twelfth Supplemental Indenture	March 1, 1972
Thirteenth Supplemental Indenture	May 31, 1973
Fourteenth Supplemental Indenture	July 1, 1975
Fifteenth Supplemental Indenture	December 1, 1975
Sixteenth Supplemental Indenture	September 1, 1976
Seventeenth Supplemental Indenture	March 1, 1977
Eighteenth Supplemental Indenture	May 1, 1977
Nineteenth Supplemental Indenture	August 1, 1977
Twentieth Supplemental Indenture	March 15, 1978
Twenty-first Supplemental Indenture	January 1, 1979
Twenty-second Supplemental Indenture	April 1, 1980
Twenty-third Supplemental Indenture	July 1, 1980
Twenty-fourth Supplemental Indenture	August 1, 1980
Twenty-fifth Supplemental Indenture	June 1, 1981
Twenty-sixth Supplemental Indenture	December 1, 1981
Twenty-seventh Supplemental Indenture	May 1, 1982
Twenty-eighth Supplemental Indenture	March 15, 1984
Twenty-ninth Supplemental Indenture	September 1, 1984
Thirtieth Supplemental Indenture	September 1, 1984
Thirty-first Supplemental Indenture	February 1, 1985
Thirty-second Supplemental Indenture	April 15, 1986
Thirty-third Supplemental Indenture	June 1, 1991
Thirty-fourth Supplemental Indenture	March 31, 1992
Thirty-fifth Supplemental Indenture	December 17, 1992
Thirty-sixth Supplemental Indenture	August 12, 1993
Thirty-seventh Supplemental Indenture	January 15, 1994
Thirty-eighth Supplemental Indenture	March 1, 1994
Thirty-ninth Supplemental Indenture	April 15, 1994
Fortieth Supplemental Indenture	June 28, 2000
Forty-first Supplemental Indenture	June 6, 2002
Forty-second Supplemental Indenture	March 12, 2004

SCHEDULE 5.15(c)

(to Bond Purchase Agreement)

Forty-third Supplemental Indenture	June 1, 2004
Forty-fourth Supplemental Indenture	May 6, 2005
Forty-fifth Supplemental Indenture	March 17, 2006
Forty-sixth Supplemental Indenture	June 1, 2006
Forty-seventh Supplemental Indenture	March 16, 2007
Forty-eighth Supplemental Indenture	July 13, 2007
Forty-ninth Supplemental Indenture	October 12, 2007
Fiftieth Supplemental Indenture	February 22, 2008

5.15(c)-2

FORM OF SUPPLEMENTAL INDENTURE

SEE ATTACHED

EXHIBIT A

(to Bond Purchase Agreement)

FORM OF OPINION OF GENERAL COUNSEL OF THE COMPANY

The closing opinion of Larry D. Irick, Esq., Vice President, General Counsel and Corporate Secretary of Westar Energy, which is called for by Section 4.4(a) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers and shall be to the effect that:

I am the General Counsel of Westar Energy and Secretary of the Company, and, in this regard, I have acted as counsel for the Company in connection with the issuance by the Company pursuant to the Agreement of $150,000,000 aggregate principal amount of Bonds. I am delivering this opinion pursuant to Section 4.4(a) of the Agreement.

I have (or an attorney in the Office of the Law Department of Westar Energy has) examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of public officials or officers of the Company.

With your permission and without independent investigation, I have assumed the following: (i) the genuineness of all signatures (other than the signatures of the officers of the Company) on all documents examined by me; (ii) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) any certifications and documents dated prior to the date hereof remain true as of the date hereof; (iv) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete and (v) the legal capacity of all natural persons.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

(a) the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Kansas and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (except where the failure to so qualify would not have a material adverse effect upon the business or financial condition of the Company, as a whole);

(b) the Amended Indenture has been duly authorized, executed and delivered by the Company;

(c) assuming the due authorization, execution and delivery by the other parties thereto, the Amended Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general equity principles);

EXHIBIT 4.4(a)

(to Bond Purchase Agreement)

(d) the Amended Indenture has been duly recorded and filed in each place in which such recording or filing is required to protect and preserve the lien of the Amended Indenture, and all taxes and recording or filing fees required to be paid in connection with the execution, recording or filing of the Amended Indenture have been duly paid;

(e) the Company has good and sufficient title to, or a satisfactory easement in, all the real property, and has good and sufficient title to all the personal property described in the Amended Indenture as owned by it and subject to the lien of the Amended Indenture, except any which may have been released from the lien thereof pursuant to the provisions thereof, subject only to (1) minor leases and liens of judgments not prior to the lien of the Amended Indenture, which, in my opinion, do not interfere with the Company’s business, (2) minor defects, irregularities and deficiencies in titles of properties and rights-of-way which, in my opinion, do not materially impair the use of such property and rights-of-way for the purposes for which they are held by the Company and (3) other excepted encumbrances as defined in the Amended Indenture; subject to the qualifications set forth in this opinion, the Amended Indenture constitutes a valid, direct first mortgage lien upon said properties and upon all franchises owned by the Company, which properties and franchises include all the physical properties and franchises of the Company (other than classes of property expressly excepted in the Amended Indenture); all physical properties and franchises (other than classes of property expressly excepted in the Amended Indenture as aforesaid) thereafter acquired by the Company will, upon such acquisition, become subject to the lien thereof, subject, however, to liens permitted thereby and to any liens existing or placed upon such properties at the time of the acquisition thereof by the Company; and the descriptions of all such properties and assets contained in the granting clauses of the Amended Indenture are correct and adequate for the purposes of the Amended Indenture;

(f) the Bonds have been duly authorized, executed, and delivered by the Company;

(g) when the Bonds have been duly executed and authenticated in accordance with the provisions of the Amended Indenture, the Bonds will be valid and binding obligations of the Company, enforceable against it in accordance with their terms (subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general equity principles), and will be entitled to the benefits of the Amended Indenture and to the lien of the Amended Indenture;

(h) the Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other party thereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general equity principles);

E-4.4(a)-2

(i) the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreement, the Amended Indenture and the Bonds, will not contravene (x) any provision of law of the United States (including laws relating specifically to electric utility companies and the electric utility industry), Kansas, or, to the best of my knowledge, of any other state or jurisdiction of the United States that in my experience is normally applicable to general business corporations of the same type as the Company in relation to transactions of the type contemplated by the Agreement, the Amended Indenture and the Bonds, (y) the articles of incorporation or by-laws of the Company or (z) to the best of my knowledge, any material agreement or other material instrument binding upon the Company;

(j) the Company possesses valid franchises, certificates of convenience and authority, licenses and permits authorizing it to carry on the electric utility business in which it is engaged, except in the cases that the failure to possess such franchises, certificates, licenses or permits, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company, taken as a whole, and the Company has not received any notice of proceedings relating to the revocation or modification of any such franchise, certificate of convenience and authority, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect;

(k) there is no pending, or to my knowledge, threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property that is not disclosed in Westar Energy’s Annual Report in Form 10-K for the year ended December 31, 2007, except in each case for proceedings that, if the subject of an unfavorable decision, ruling or finding could not reasonably be expected to have a material adverse effect upon the business or financial condition of the Company, as a whole; and

(l) The State Corporation Commission of the State of Kansas (“KCC”) has authorized the issuance of the Bonds pursuant to an order dated March 24, 2008. No additional consent, approval, authorization, filing with or order of (a) the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act, (b) the KCC or (c) to my knowledge, any court or governmental agency or body is required in connection with the transactions contemplated herein.

This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. My opinions are limited to the laws of the State of Kansas (except state securities or blue sky laws), the Federal Power Act and laws, rules or regulations promulgated by or within the enforcement authority of FERC, and I do not express any opinion herein concerning any other law. This opinion is based solely on the state of the law as of the date of this opinion. I specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion that might affect any of the opinions stated herein. This opinion is rendered solely for the benefit of, and may be relied on by you and may not be released to or relied upon by any other person or for any other purpose, except that your successors and each future holder of the any Bond under (and permitted by) the Agreement may rely on this opinion as of the original date of this opinion

E-4.4(a)-3

subject to the limitations, qualifications, exceptions and assumptions set forth herein and this opinion may be provided to, but not relied upon by, governmental authorities (including the National Association of Insurance Commissioners).

E-4.4(a)-4

FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

The closing opinion of Davis Polk & Wardwell, special counsel for the Company, which is called for by Section 4.4(b) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers shall be to the effect that:

We have acted as special counsel for Kansas Gas and Electric Company, a Kansas Corporation (the “Company”), in connection with the issuance by the Company pursuant to the Bond Purchase Agreement dated as of May 15, 2008 (the “Agreement”) between the Company and the Purchasers of $150,000,000 aggregate principal amount of First Mortgage Bonds consisting of (a) $50,000,000 aggregate principal amount of First Mortgage Bonds, 6.15% Series A Due May 15, 2023 (the “Series A Bonds”) and (b) $100,000,000 aggregate principal amount of First Mortgage Bonds, 6.64% Series B Due May 15, 2038 (the “Series B Bonds”; the Series A Bonds and the Series B Bonds are collectively referred to herein as the “Bonds”). We are issuing this opinion pursuant to Section 4.4(b) of the Agreement. Capitalized terms used herein but not otherwise defined herein are used as defined in Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion. For purposes of opinion (a) below, we have assumed that the Agreement has been duly authorized, executed and delivered by the Company.

Based on the foregoing, we are of the opinion that:

(a) The Company is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Agreement will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(b) The Agreement constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms except that the enforcement thereof may be subject to (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (2) concepts of reasonableness and equitable principles of general applicability and (3) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity);

(c) The execution and delivery by the Company of, and the performance by the Company of its obligations under the Agreement, the Amended Indenture and the Bonds (collectively, the “Documents”) will not contravene any provision of the laws of the State of New York or any federal law of the United States of America (except with respect to laws relating specifically to public utility companies or the utilities industry, as to which we express no opinion) that in our experience is normally applicable to general business corporations of the same type as the Company in relation to transactions of the type contemplated by the Documents, provided, that, except as set forth in paragraph (e) below, we express no opinion as to federal or state securities laws;

EXHIBIT 4.4(b)

(to Bond Purchase Agreement)

(d) No consent, approval, authorization, or order of, or qualification with, any state or federal governmental body or agency under the laws of the State of New York or any federal law of the United States of America (except with respect to consents, approvals and authorizations relating specifically to public utility companies or the utilities industry, as to which we are not called upon to express any opinion) that in our experience is normally applicable to general business corporations of the same type as the Company in relation to transactions of the type contemplated by the Documents is required for the execution, delivery and performance by the Company of its obligations under the Documents, except such as may be required under federal or state securities or Blue Sky laws as to which we express no opinion except as set forth in paragraph (e) below; and

(e) Based upon the representations, warranties and agreements of the Company and you in the Agreement, it is not necessary in connection with the offer, sale and delivery of the Bonds to you under the Agreement to register the Bonds under the Securities Act of 1933, as amended, or to qualify the Amended Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent offer or resale of any Bonds.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America (except with respect to such laws relating specifically to public utility companies or the utilities industry).

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent, except that your successors and each future holder of the any Bond under (and permitted by) the Agreement may rely on this opinion as of the original date of this opinion in connection with the above matter and subject to the limitations, qualifications, exceptions and assumptions set forth herein and this opinion may be furnished to, but not relied upon by, governmental authorities (including the National Association of Insurance Commissioners).

E-4.4(b)-2

FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS OF THE BONDS

The closing opinion of Schiff Hardin LLP, special counsel to the purchasers of the Bonds, called for by Section 4.4(c) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in form and substance to the purchasers of the Bonds and shall be to the effect that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Kansas.

2. The issuance, sale and delivery of the Bonds being delivered on the date of the Closing under the circumstances contemplated by this Agreement and the Supplemental Indenture do not, under existing law, require the registration of such Bonds under the Securities Act of 1933, as amended, or the qualification of the Amended Indenture under the Trust Indenture Act of 1939, as amended.

The opinion of Schiff Hardin LLP shall also state that the opinions of Larry D. Irick, Esq. and Davis Polk & Wardwell are satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.

In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Kansas. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the Federal laws of the United States.

With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the purchasers of the Bonds delivered in connection with the issuance and sale of the Bonds.

EXHIBIT 4.4(c)

(to Bond Purchase Agreement)